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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2004

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                          Commission File Number 0-6319

                                 JS STORES, INC.
             (Exact name of registrant as specified in its charter)

                          One Jackson Square, Suite 301
                          Jackson, Michigan 49201-8847
                                 (517) 764-6400
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                           Common Stock, $1 par value
                    Series A Preferred Stock Purchase Rights
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


    Rule 12g-4(a)(1)(i)       [X]               Rule 12h-3(b)(1)(i)       [X]
    Rule 12g-4(a)(1)(ii)      [ ]               Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(2)(i)       [ ]               Rule 12h-3(b)(2)(i)       [ ]
    Rule 12g-4(a)(2)(ii)      [ ]               Rule 12h-3(b)(2)(ii)      [ ]
                                                Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification or notice date:

         Common Stock, $1 par value                                       0
         Series A Preferred Stock Purchase Rights                         0

         Pursuant to the requirements of the Securities Exchange Act of 1934, JS Stores, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  JACOBSON STORES INC.

Date:  April 19, 2004             By:      /s/ Paul W. Gilbert
                                       ---------------------------------------
                                           Paul W. Gilbert
                                           Its:  Vice Chairman of the Board